Exhibit 99.1

REALNETWORKS EXPANDS SHARE REPURCHASE PROGRAM TO $100 MILLION

SEATTLE — December 06, 2005 — RealNetworks®, Inc. (Nasdaq: RNWK), the leading creator of digital media services and software, today announced that the RealNetworks Board of Directors has approved an expanded stock repurchase program, effective December 2005, in the amount of $100 million. This program replaces the company’s previous $75 million authorization, of which approximately $45 million remained unspent.

Under the program the company is authorized to repurchase up to $100 million of its outstanding shares of common stock from time to time, depending on market conditions, share price and other factors. Repurchases may be made in the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. Real intends to enter into a Rule 10(b)5-1 plan designed to facilitate the repurchase of a portion of the authorized repurchase amount. Further, the repurchase program does not require RealNetworks to acquire a specific number of shares and may be terminated under certain conditions.

In addition to this expanded program, the company will continue to evaluate the full spectrum of possible uses of cash resources with a view to maximizing long-term shareholder value.

Media Contacts:

•	Jeremy Pemble, RealNetworks — (206) 892-6614

jpemble@real.com

•	Caroline Hughes, RealNetworks — (206) 892-6718

carolinehughes@real.com

ABOUT REALNETWORKS, INC.

RealNetworks, Inc. is the leading creator of digital media services and software including Rhapsody, RealPlayer® 10, and casual PC games. RealNetworks has more than 2.2 million paid subscribers to its premium digital media services. Broadcasters, network operators, media companies and enterprises use RealNetworks’ products and services to create and deliver digital media to PCs, mobile phones and consumer electronics devices. RealNetworks’ corporate information is located at http://www.realnetworks.com/company

RealNetworks, Rhapsody and RealPlayer are trademarks or registered trademarks of RealNetworks, Inc.